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                                                                      EXHIBIT 12

BANC ONE CORPORATION AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
$(MILLIONS)


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
                                                                YEARS ENDED DECEMBER 31,
                                               --------------------------------------------------------
                                                  1996        1995        1994       1993        1992
                                               --------------------------------------------------------
Calculation excluding interest on deposits
Earnings
Income before income taxes and change in
   accounting principle                        $2,496.9    $2,173.5    $1,806.2    $1,914.7    $1,381.0
Fixed charges                                   1,202.3       968.7       727.0       397.0       385.5
Less: Capitalized interest                         (4.9)       (1.7)       (1.0)        (.7)       (1.2)
                                               --------    --------    --------    --------    --------
Earnings                                       $3,694.3    $3,140.5    $2,532.2    $2,311.0    $1,765.3
                                               ========    ========    ========    ========    ========
Fixed Charges:
Interest expense, including interest factor
   of capitalized leases and amortization of
   deferred debt expense                       $1,142.3    $  912.4    $  666.8    $  345.4    $  340.5
Portion of rental payments under
   operating leases deemed to be interest          60.0        56.3        60.2        51.6        45.0
                                               --------    --------    --------    --------    --------
Fixed charges                                  $1,202.3    $  968.7    $  727.0    $  397.0    $  385.5
                                               ========    ========    ========    ========    ========
Ratio of earnings to fixed charges
   excluding interest on deposits                 3.07x       3.24x       3.48x       5.82x       4.58x
Calculation including interest on deposits:
Earnings:
Income before income taxes and change in
   accounting principle                        $2,496.9    $2,173.5    $1,806.2    $1,914.7    $1,381.0
Fixed Charges                                   3,662.5     3,395.1     2,560.2     1,987.2     2,474.9
Less: Capitalized interest                         (4.9)       (1.7)       (1.0)        (.7)       (1.2)
                                               --------    --------    --------    --------    --------
Earnings                                       $6,154.5    $5,566.9    $4,365.4    $3,901.2    $3,854.7
                                               ========    ========    ========    ========    ========
Fixed charges:
As detailed above                              $1,202.3    $  968.7    $  727.0    $  397.0    $  385.5
Interest on deposits                            2,460.2     2,426.4     1,833.2     1,590.2     2,089.4
                                               --------    --------    --------    --------    --------
Fixed charges                                  $3,662.5    $3,395.1    $2,560.2    $1,987.2    $2,474.9
                                               ========    ========    ========    ========    ========
Ratio of earnings to fixed charges
   including interest on deposits                 1.68x       1.64x       1.71x       1.96x       1.56x
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